Exhibit 10.2

COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS

Director Cash Fees

Each Non-Employee Director is paid an annual retainer of $40,000, payable quarterly in advance (February 1st, May 1st, August 1st and November 1st). In addition, each Non-Employee Director receives

•	a per Board meeting attendance fee of $1,500, which is paid only for the fifth and any subsequent Board meetings attended by the Director; and

•	a per Board Committee attendance fee of $1,500.

The Chair of the Audit Committee receives an annual fee of $30,000, and the Chairs of the Nominating and Corporate Governance Committee and the Compensation Committee each receive an annual fee of $20,000.

Grant of Restricted Shares of Common Stock

Each Non-Employee Director receives an annual grant of restricted shares of Ann Taylor Stores Corporation (the “Company”) Common Stock (“Common Stock”) valued at $90,000 on the “grant date”, which is the date of the Company’s Annual Meeting of Stockholders. The number of shares granted to each such Director is determined by using the “fair market value” of the Common Stock on the grant date. The “fair market value” is the closing price of the Common Stock on the preceding business day. The restricted shares of Common Stock vest on the first anniversary of the grant date. If a Director ceases to be a Director for any reason prior to the first anniversary of the grant date, the unvested restricted shares will be forfeited.

A Non-Employee Director joining the Board of Directors receives an initial grant of restricted shares of Common Stock valued at $150,000 on the “grant date”, which is the date such Non-Employee Director’s election to the Board becomes effective. The number of shares granted to each such Director is determined by the same method described in the previous paragraph. The restricted shares of Common Stock vest on the third anniversary of the grant date. If a Director ceases to be a Director for any reason prior to the third anniversary of the grant date, the unvested restricted shares will be forfeited.

Non-Executive Chairman Fees

The Non-Executive Chairman of the Board receives an annual retainer of $125,000, comprised of $60,000 in cash and a grant of restricted shares of Common Stock valued at $65,000 on the “grant date”, which is the date of the Company’s Annual Meeting of Stockholders. The number of shares granted to the Non-Executive Chairman is determined by the same method as the annual grant to Non-Employee Directors. The restricted shares of Common Stock vest on the first anniversary of the grant date. If the Non-Executive Chairman ceases to be the Non-Executive Chairman for any reason prior to the first anniversary of the grant date, the unvested restricted shares will be forfeited.

Travel Expense Reimbursements and Other Benefits

Directors are entitled to reimbursement of their reasonable travel expenses for attending Board of Directors and Board Committee meetings. Travel arrangements should be made by calling Ultramar Travel Management International, Ann Taylor’s third party travel agency services provider, at 1-866-856-0441. Directors should identify themselves as members of the Board of Directors when speaking to the Ultramar agent. The Corporate Secretary’s Office will arrange for reimbursement upon receiving receipts for any related out-of-pocket expenses.

Non-Employee Directors are also eligible to receive discounts on their purchases of the Company’s products under the same terms and conditions available to Company associates.